Exhibit 21


                                         STATE OR OTHER JURISDICTION OF
NAME                                     INCORPORATION

RFMD, LLC                                North Carolina
RF Micro Devices Export, Inc.            Barbados
RF Micro Devices International, Inc.     North Carolina
RF Micro Devices UK Ltd                  United Kingdom
RF Micro Devices (Holland) B.V.          The Netherlands
RF Micro Devices (Taiwan) B.V.           The Netherlands
RF Micro Devices  Svenska AB             Sweden
RF Micro Devices (Denmark) ApS           Denmark
RF Micro Devices (Finland) Oy            Finland
RF Micro Devices (Korea) YH              Korea
RF Micro Devices (Canada) ULC            Canada
RF Micro Devices (Beijing) Co. Ltd.      People's Republic of China



All of the above listed entities are 100% directly or indirectly owned by RF Micro Devices, Inc., and their results of operations are included in the consolidated financial statements.